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                                                                      2002-09-27


                                                        EXHIBIT 3.1

                                  BOLAGSORDNING


SECTION 1 FIRMA
Bolagets firma ar STENA AB. Bolaget ar publikt (publ.)

SECTION 2 STYRELSENS SATE
Styrelsen skall ha sitt sate i Goteborgs kommun, Vastra Gotalands lan.

SECTION 3 VERKSAMHET
Bolaget har till foremal for sin verksamhet att idka rederirorelse, skeppsmakleri och befraktning, att driva handel med fartyg, metaller och skrot, att driva anlaggningar for fritid och forstroelse, avensom annan darmed forenlig verksamhet, att aga och forvalta fast egendom, pa vilken bolaget eller dotterbolag bedriver rorelse samt aga och forvalta vardehandlingar, innefattande aven aktier eller andelar i rorelsedrivande bolag eller holdingbolag till sadana bolag eller bolag som ager och forvaltar fast eller los egendom. Vidare skall bolaget bedriva forskning och marknadsforing av medicinska och farmakologiska produkter samt darmed forenlig verksamhet.

SECTION 4 AKTIEKAPITAL
Aktiekapitalet skall utgora lagst 5.000.000 kronor och hogst 20.000.000 kronor.

SECTION 5 AKTIEBELOPP
Aktie lyder pa ETTHUNDRA (100:-) KRONOR.

SECTION 6 STYRELSE
Styrelsen bestar av lagst tre och hogst nio ledamoter med hogst tre suppleanter. Ledamoterna och suppleanterna valjs arligen pa ordinarie bolagsstamma for tiden intill dess nasta ordinarie bolagsstamma har hallits.

Styrelsen far bemyndiga annan an styrelseledamot, styrelsesuppleant, verkstallande direktor och vice verkstallande direktor att teckna bolagets firma.

SECTION 7 REVISORER
I bolaget skall finnas en eller tva revisorer med lika manga revisorssuppleanter


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SECTION 8 OPPNANDE AV STAMMA
Styrelsens ordforande eller den styrelsen dartill utser oppnar bolagsstamman och leder forhandlingarna till dess ordforande har valts.

SECTION 9 BOLAGSSTAMMA
Ordinarie bolagsstamma halls en gang arligen inom sex manader efter rakenskapsarets utgang.

Pa ordinarie bolagsstamma skall foljande arenden forekomma till behandling:

1.       Val av ordforande vid stamman.
2.       Upprattande och godkannande av rostlangden.
3.       Godkannande av dagordning.
4.       Val av en eller tva justeringsman.
5.       Provning av om stamman blivit behorigt sammankallad
6. Framlaggande av arsredovisning och revisionsberattelse samt i forekommande fall koncernredovisning och koncernrevisionsberattelse.
7.       Beslut om
         a) faststallande av resultatrakning och balansrakning samt, i forekommande fall koncernresultatrakning och koncernbalansrakning,
         b) dispositioner betraffande vinst eller forlust enligt den faststallda balansrakningen; samt
         c) ansvarsfrihet at styrelseledamoter och verkstallande direktor nar sadan forekommer.
8.       Faststallande av arvoden at styrelsen och revisorerna.
9. Val av styrelse och, i forekommande fall, revisor samt revisorssuppleant.
10. Annat arende, som ankommer pa stamman enligt aktiebolagslagen eller bolagsordningen.

Bolagsstamman oppnas av styrelsens ordforande eller vid forfall for honom av den av styrelsen dartill givit uppdrag, varefter narvarande rostberattigade genom en oppen omrostning sig emellan valjer ordforande vid stamman.

Jamval i ovriga fall sker omrostning oppet, om icke sluten omrostning av nagon rostberattigad askas.


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Vid bolagsstamma far envar rostberattigad rosta for fulla antalet av honom agda och foretradda aktier utan begransning i rostetalet.

SECTION 10 KALLELSE TILL BOLAGSSTAMMA
Kallelse till ordinarie bolagsstamma och kallelse till sadan extra stamma dar fraga om andring av bolagsordningen kommer att behandlas, skall utfardas tidigast sex (6) veckor och senast fyra (4) veckor fore stamman. Kallelse skall ske genom annonsering i Post- och Inrikes Tidningar och Svenska Dagbladet eller annan rikstackande tidning.

SECTION 11 RAKENSKAPSAR
Bolagets rakenskapsar skall vara 0101 - 1231.

SECTION 12 HEMBUD
Har aktie overgatt till person som inte forut ar aktieagare i bolaget, skall aktien genast hembjudas aktieagarna till inlosen genom skriftlig anmalan hos bolagets styrelse. Atkomsten av aktien skall darvid styrkas samt, dar aktien overgatt genom kop, uppgift lamnas om kopesumman.

Hembudsskyldighet foreligger inte vid overgang genom arv, bodelning, gava eller testamente till Sten Allan Olssons, 161028-5432, och Birgit Olssons, 200313-5163, avkomlingar i rakt nedstigande led.

Nar anmalan gjorts om akties overgang, skall styrelsen genast skriftligen meddela detta till varje losningsberattigad, vars postadress ar inford i aktieboken eller eljest kand for bolaget, med anmodan till den som onskar begagna sig av losningsratten att skriftligen framstalla losningsansprak hos bolaget inom tva manader, raknat fran anmalan hos styrelsen om akties overgang.

Anmaler sig flera losningsberattigade, skall foretradesratten dem emellan bestammas genom lottning, verkstalld av notarius publicus, dock att, om samtidigt flera aktier hembjudits, aktierna forst, sa langt kan ske, skall jamnt fordelas bland dem som framstallt losningsansprak.

Losenbeloppet skall utgoras, dar fanget ar kop, av kopeskillingen, men eljest av belopp som, i brist av asamjande, bestammas i den ordning lagen (1999:116) om skiljeforfarande stadgar. Losenbeloppet skall erlaggas inom en manad fran den tidpunkt da losenbeloppet blev bestamt.

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Om inte inom stadgad tid nagon losningsberattigad framstaller losningsansprak eller losen inte erlagges inom foreskriven tid, ager den som gjort hembudet att bli registrerad for aktien.

SECTION 13 LOSENSKYLDIGHET
Har aktie forvarvats av nagon eller nagra som ej tidigare varit aktieagare i Bolaget i sadan utstrackning att det sammanlagda rostetalet for dessa aktier i Bolaget tillsammans uppgar till fyrtioatta (48) procent av det totala rostetalet for Bolagets samtliga aktier (losningsskyldig aktieagare) ar dessa aktieagare skyldiga att efter begaran av annan aktieagare (losningsberattigad aktieagare) i den utstrackning den losningsberattigade aktieagaren begar forvarva dennes aktier - oavsett slag - i Bolaget.

Med uttrycket "nagon eller nagra som ej tidigare varit aktieagare i Bolaget" avses den eller de som ej varit registrerade som aktieagare i Bolagets aktiebok den 30 december 1993.

Losenbeloppet per aktie skall, dar fanget ar kop, motsvara det hogsta erlagda pris per aktie som ingatt i det eller de forvarv som lett till losenskyldighet enligt foregaende stycke. Losenbeloppet skall eljest, i brist av asamjande, utgoras av belopp, som skall bestammas i den ordning lagen (1999:116) om skiljeforfarande stadgar.

Losningsskyldig aktieagare, vars aktieforvarv medfort att totala antalet aktier, som omfattas av den i denna paragraf stadgade losningsskyldigheten, overskridit det i forsta stycket angivna gransvardet fyrtioatta (48) procent, skall inom sju dagar fran forvarvet av den aktie som medforde att gransen uppnaddes, skriftligen anmala sadant forhallande till styrelsen under Bolagets adress Styrelsen skall inom 30 dagar fran den dag da anmalan inkommit till Bolaget eller da styrelsen for Bolaget eljest erhallit kannedom om att losningsskyldig aktieagares aktieinnehav i Bolaget uppnatt gransvardet informera aktieagarna i Bolaget om de rattigheter som tillkommer aktieagarna innefattande bland annat nar och pa vilka villkor inlosen kan begaras. Informationen till aktieagarna skall ske dels genom brev som skall avsandas till varje aktieagare vars postadress ar kand for Bolaget, dels pa det satt som ar angivet i bolagsordningen for kallelse till bolagsstamma.

Senast 30 dagar efter utgangen av nyss angivna 30 dagars period skall losningsberattigad aktieagare, som onskar begara inlosen, gora framstallan harom hos losningsskyldig aktieagare enligt vad som angivits ovan, varvid i framstallan skall anges det antal aktier som framstallan galler.

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Kopia av sadan framstallan skall tillstallas styrelsen. Gors ej sadan framstallan inom nu angiven tid ar losningsratten forlorad. Losningsberattigad aktieagare har ratt att aterkalla sin framstallan intill dess att losen skett.

Skulle flera aktieagare vara losningsskyldiga skall losningsskyldigheten aligga dem i forhallande till det antal aktier envar innehar i Bolaget.

Losningsskyldig aktieagare ar skyldig att senast 30 dagar fran den tidpunkt da losenbeloppet blev bestamt mot kontant betalning forvarva losningsberattigade aktieagares aktier.

Losningsskyldighet enligt denna paragraf galler inte for aktieagare som vid tidpunkten for bestammelsens intagande i bolagsordningen var agare till aktier i Bolaget i sadan omfattning att andelen uppgick till eller overskred ovan angivna gransvarde. Losningsskyldighet enligt denna paragraf galler inte heller for aktieagare som ar avkomlingar i rakt nedstigande led till Sten Allan Olsson, 161028-5432, och Birgit Olsson, 200313-5163.

Andring av denna paragraf erfordrar beslut pa bolagsstamma, som bitratts av aktieagare med minst tre fjardedelar (3/4) av de pa stamman foretradda aktierna.

Oavsett vad som ovan foreskrivits galler 14 kap 31 SECTION aktiebolagslagen.


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[Translation from Swedish into English]

                                                               27 September 2002


                             ARTICLES OF ASSOCIATION

ARTICLE 1 BUSINESS NAME
The business name of the Company is STENA AB. The company is public (publ).

ARTICLE 2 PRINCIPAL OFFICE OF THE BOARD
The board shall have its principal office in the Municipality of Gothenburg, County of Vastra Gotaland.

ARTICLE 3 OPERATIONS
The objects of the Company's operations are to conduct shipping operations, ship-brokering and chartering, to conduct trade in vessels, metals and scrap, to run installations for leisure and recreation, and also other operations compatible therewith, to own and manage real property, on which the Company or subsidiaries conduct operations, together with owning and managing securities, also including shares and interests in business operating companies or holding companies of such companies or companies that own and manage real or personal property. Furthermore, the Company shall conduct research and marketing of medical and pharmacological products together with operations compatible therewith.

ARTICLE 4 SHARE CAPITAL
The share capital shall comprise at least SEK 5,000,000 and at most SEK 20,000,000.

ARTICLE 5 VALUE OF A SHARE
The nominal (par) value of a share is ONE HUNDRED (100) KRONOR.

ARTICLE 6 BOARD
The board shall comprise at least three and at most nine members with at most three deputies. The members and deputies shall be elected annually at the annual general meeting for the period until the next annual general meeting has been held.

The board may authorise someone other than a member of the board, deputy member of the board, managing director and vice managing director to sign in the name of the Company.

ARTICLE 7 AUDITORS
The Company shall have one or two auditors and an equal number of deputy auditors.

ARTICLE 8 OPENING OF THE MEETING
The chairman of the board or a person appointed by the board for the purpose shall open the general meeting and conduct the proceedings until a chairman has been elected.

ARTICLE 9 GENERAL MEETINGS
An annual general meeting shall be held annually within six months following the end of the financial year.


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The following matters shall be dealt with at the annual general meeting:

     1.   Election of the chairman for the meeting.

     2.   Preparation and approval of voting list.

     3.   Approval of agenda.

     4.   Election of one or two persons to check the minutes.

     5.   Consideration of whether the meeting has been properly convened.

     6. Presentation of the annual report and auditor's report and, when appropriate, Group report and Group auditor's report.

     7.   Decisions concerning

          a) approval of income statement and balance sheet and, when appropriate, Group income statement and Group balance sheet,

          b) appropriations relating to the profits or losses in accordance with the approved balance sheet, and also

          c) release of liability for members of the board and managing director if there is one.

     8.   Determination of fees for the board and the auditors.

     9.   Election of board and, when appropriate, auditor and deputy auditor.

     10. Other matters that are to be dealt with by the meeting in accordance with the Swedish Companies Act or the Articles of Association.

The general meeting is opened by the chairman of the board or, in his absence, by the person appointed by the board for the purpose, following which the persons entitled to vote in attendance shall, by open voting, elect a chairman for the meeting.

Voting takes place openly also in other cases, unless a person entitled to vote desires a secret ballot.

At the general meeting, all persons entitled to vote may vote for the full number of shares owned and represented by him without limitation to the number of votes.

ARTICLE 10 NOTICES OF GENERAL MEETINGS
Notices of annual general meetings and notices of such extraordinary meetings where an issue of amendment of the Articles of Association will be dealt with shall be given at the earliest six (6) weeks and at the latest four (4) weeks prior to the meeting. Notices shall be given by announcement in Post-och Inrikes Tidningar [Swedish Official Gazette] and in Svenska Dagbladet or another national newspaper.

ARTICLE 11 FINANCIAL YEAR
The Company's financial year shall be 1 January to 31 December.

ARTICLE 12 PRE-EMPTION
If a share has transferred to a person who has not previously been a shareholder of the Company, the share shall without delay be offered for redemption to the shareholders by a written notification given to the board of the Company. The acquisition of the share shall then be proved and also, where the share has been transferred by sale, details provided concerning the purchase price.

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The obligation to offer for redemption does not apply in connection with inheritance, division of property, gift or testament to the direct descendants of Sten Allan Olsson, civil registration number 161028-5432 (date of birth 28 October 1916), and Birgit Olsson, civil registration number 200313-5163 (date of birth 13 March 1920).

When a notification concerning the transfer of a share has been given, the board shall immediately give written notice of this to each person entitled to redeem, whose postal address is included in the share record or is otherwise known to the Company, directing those who wish to utilise the right of redemption to present a written claim for redemption to the Company within two months, computed from the notification to the board of the transfer of the share.

If several persons entitled to redeem give notice, the right of priority between them is decided by drawing lots implemented by a notary public, though, in the event that several shares have been offered for redemption simultaneously, the shares shall first as far as is possible be distributed equally among those who presented a claim for redemption.

The redemption price shall comprise, where the means of acquisition is sale, the purchase price, but otherwise an amount that, in the absence of agreement, is determined by the procedure prescribed by the Arbitration Act (1999:116). The redemption price shall be paid within one month from the date when the redemption price was determined.

If no person who is entitled to redeem presents within the prescribed period a claim for redemption or the redemption price is not paid within the prescribed period, the person who made the offer for redemption is entitled to be registered for the share.

ARTICLE 13 OBLIGATION TO REDEEM
If a share has been acquired by a person or persons who have not previously been shareholders in the Company to such an extent that the aggregate number of votes for these shares in the Company together amount to forty-eight (48) per cent of the total number of votes for all the shares in the Company (shareholder obligated to redeem), these shareholders are obligated, upon the request of another shareholder (shareholder entitled to redeem) to the extent that the shareholder entitled to redeem requests, to acquire his shares - irrespective of class - in the Company.

The expression "a person or persons who have not previously been shareholders in the Company" refers to a person or persons who have not been registered as shareholders in the Company's share record as of 30 December 1993.

The redemption price per share shall, where the means of acquisition is sale, correspond to the highest price per share paid that is included in the or those acquisitions which resulted in the obligation to redeem in accordance with the preceding paragraph. The redemption price shall otherwise, in the absence of agreement, comprise an amount to be determined by the procedure prescribed by the Arbitration Act (1999:116).

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A shareholder obligated to redeem, whose share acquisition has meant that the total number of shares that are subject to the prescribed obligation to redeem referred to in this Article, exceeds the limit value of forty-eight (48) per cent referred to in the first paragraph, shall, within seven days from the acquisition of the share that resulted in the limit being achieved, give written notice of such circumstance to the board at the Company's address. The board shall within 30 days from the date when the notice was received by the Company or when the board otherwise became aware of the shareholding of the shareholder obligated to redeem having attained the limit value in the Company, inform the shareholders of the Company about the rights that are due to the shareholders including, among other things, when and under what terms redemption can be requested. Information to the shareholders shall be given first by letter which shall be dispatched to each shareholder whose postal address is known to the Company, second in the manner stipulated by the Articles of Association for notices of general meetings.

No later than 30 days after the end of the said period of 30 days, a shareholder entitled to redeem who wishes to request redemption, shall make a request for this to the shareholder obligated to redeem in accordance with that stipulated above, in which connection the request shall specify the number of shares to which the request relates. A copy of such request shall be sent to the board. If a request is not made within the period specified here, the right of redemption lapses. A shareholder entitled to redeem is entitled to revoke his request up to such time as the redemption has been implemented.

If several shareholders are obligated to redeem, the obligation to redeem shall apply to them in proportion to the number of shares that they each hold in the Company.

A shareholder obligated to redeem is liable to acquire by cash payment the shares of a shareholder entitled to redeem no later than 30 days from the date when the redemption price was determined.

The obligation to redeem under this Article does not apply to a shareholder who at the time of the inclusion of this provision in the Articles of Association was an owner of shares in the Company to such an extent that the interest amounted to or exceeded the above-mentioned limit value. Nor does the obligation to redeem under this Article apply to a shareholder who is a direct descendant of Sten Allan Olsson, civil registration number 161028-5432 (date of birth 28 October 1916), and Birgit Olsson, civil registration number 200313-5163 (date of birth 13 March 1920).

Amendments to this Article require a resolution by the general meeting that is supported by shareholders with at least three-quarters (3/4) of the shares represented at the meeting.

Notwithstanding that prescribed above, Chapter 14, Section 31, of the Companies Act shall apply.


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